UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2014

Concurrent Computer Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-13150	04-2735766
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4375 River Green Parkway, Suite 100, Duluth, Georgia	30096
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (678) 258-4000

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors or Certain Officers

Effective November 21, 2014, Dan Mondor, the President and Chief Executive Officer of Concurrent Computer Corporation (the “Company”) will depart the Company.  Mr. Mondor will receive compensation in accordance with the provisions in his amended and restated employment agreement regarding termination without due cause, as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2010.

Appointment of Certain Directors or Officers

On November 18, 2014, the Company’s Board of Directors (the “Board”) appointed Derek Elder, age 42, as the President and Chief Executive Officer of the Company, effective immediately upon the departure of Mr. Mondor.  Mr. Elder will also serve as a director of the Company.  Mr. Elder most recently served as Senior Vice President and General Manager of the DOCSIS & Multiservice Gateway business unit at ARRIS Group, Inc. (“ARRIS”) since April 2013.  He has also held a number of other leadership positions at ARRIS in sales, product management and marketing during his ten-year tenure, including as serving as Senior Vice President & General Manager, Touchstone Broadband CPE Division from March 2011 to April 2013, Senior Vice President, Product Management & Marketing from May 2008 to May 2011 and Senior Vice President, North American Sales prior thereto.  Prior to ARRIS, Mr. Elder was a technology and business leader at Tropic Networks, Cisco Systems and Narad Networks, Inc.

In connection with Mr. Elder’s appointment, the Company entered into an employment agreement, dated November 18, 2014, with Mr. Elder (the “Employment Agreement) setting forth the terms of his employment.  Pursuant to the Employment Agreement, Mr. Elder’s employment will commence on November 21, 2014 (the “Effective Date”) and continue for a period of three years.  The initial three-year term will automatically extend for an additional one year on such third anniversary date and on each subsequent annual anniversary unless the Company or Mr. Elder notifies the other at least 120 days before the anniversary date.

Mr. Elder will receive a base salary at an annualized rate of $340,000 per year, which amount will be reviewed annually.  Mr. Elder will also be eligible for a bonus under the Company’s annual incentive plan, which currently provides an annual bonus opportunity in a target amount of 65% of his then current base salary with a maximum bonus of 150% of target bonus.  The targets and objectives for each year and other terms and conditions of the bonus opportunity are established by the Compensation Committee. In addition, Mr. Elder will be eligible to participate in all employee benefit programs of the Company made available to senior executives.  Further, pursuant to the Employment Agreement, the Company will (i) pay Mr. Elder a one-time cash signing bonus in the amount of $100,000 within 30 days of the Effective Date and (ii) grant Mr. Elder an award of 120,000 shares of restricted stock (the “Restricted Stock”) vesting in two equal installments on the first and second anniversary of the Effective Date, provided he is employed by the Company on such vesting date.  The Restricted Stock will also vest 100% and all restrictions on restricted stock will lapse upon Mr. Elder’s death or disability.

The Employment Agreement provides that employment may be terminated by either the Company or Mr. Elder at any time.  In the event Mr. Elder voluntarily resigns (including Mr. Elder’s election not to renew the term of the Employment Agreement for an additional period) or is terminated for due cause (as defined in the Employment Agreement), Mr. Elder will be entitled only to payment of salary and bonus accrued and due through the date of termination of his employment.  In the event the Employment Agreement is terminated:

•	directly by the Company without due cause;

•	constructively by the Company in certain circumstances; or

•	by the Company’s election not to renew the term of the Employment Agreement for an additional period,

Mr. Elder will be entitled to (a) continuation of salary for a period of twelve (12) months from the date of termination (the “Severance Period”), (b) the amount, if any, paid as an annual bonus in the year preceding his termination, payable ratably over the Severance Period (the amounts in clause (a) and (b) collectively referred to as the “Severance Payments”) and (c) continued coverage under the Company’s healthcare plans for the Severance Period.  In the event the Employment Agreement is terminated by the Company within one (1) year of a change of control (as defined in the Employment Agreement) other than for due cause, death, disability or non-renewal by Mr. Elder, Mr. Elder will be entitled to the amount of the Severance Payments multiplied by two.

Payment of the Severance Payments is contingent upon Mr. Elder executing, and not revoking, a release of claims. Severance Payments called for under the Employment Agreement will either comply with terms of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or qualify for an exemption from Section 409A.  The Employment Agreement also provides that the Company will have the right and obligation to take such action as may be required to satisfy the “clawback” provisions of any applicable law, government regulation, order or stock exchange requirement (or any policy of the Company adopted pursuant thereto).

If Mr. Elder’s employment is terminated for any reason, he is prohibited from competing with the Company, soliciting its customers or trying to hire its employees for the period in which he receives Severance Payments, if any, plus one year.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference in its entirety.

The press release issued by the Company announcing Mr. Elder’s employment and Mr. Mondor’s departure is attached hereto as Exhibit 99.1 and is incorporated herein by reference in its entirety.

Item 9.01	Exhibits

(d)	Exhibits

10.1	Employment Agreement, dated November 18, 2014 between Concurrent Computer Corporation and Derek Elder.

99.1	Press Release dated November 18, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCURRENT COMPUTER CORPORATION
(Registrant)

Dated: November 18, 2014	By:	/s/ Emory O. Berry
Emory O. Berry
Chief Financial Officer and EVP of Operations